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                                                                 Exhibit 99.7

FOR IMMEDIATE RELEASE             CONTACT:             Susan Crusoe
                                                       Senior Vice President,
                                                       Marketing
                                                       (312) 917-8877

                   PRIME CAPITAL HOLDING, L.L.C. WITHDRAWS
                       BUSINESS COMBINATION PROPOSAL

(Chicago, Illinois - March 17, 1999) -- Horizon Group Properties, Inc. (HGP) (NASDAQ: HGPI), an owner, operator and developer of factory outlet and power centers, today announced that Prime Capital Holding, L.L.C. ("PCH"), a privately owned company, has withdrawn its proposal for a business combination with Horizon Group Properties, Inc. As stated in a letter dated March 17, 1999 from PCH to HGP, PCH's decision to withdraw its proposal was "prompted by proposed changes in the tax laws which if enacted, as expected, would negate nearly all the economic advantages of executing the merged business plan." PCH's letter withdrawing its previous proposal further states that the "driving factor" in PCH's merger proposal was "the tax synergies that would be realized in combining PCH's earnings, which are predominately "bad" REIT gain on sale income, with HGP's depreciable real estate within a newly-created preferred stock subsidiary that would operate under the public REIT platform."

Horizon Group Properties, Inc. had received a proposal dated January 5, 1999 from PCH regarding a possible business combination in which PCH would contribute all of its assets, liabilities and cash in exchange for newly issued shares of HGP common stock or common units of Horizon Group Properties, Limited Partnership. PCH noted in its March 17, 1999 letter that the proposed changes to the tax laws would severely restrict the use of preferred stock subsidiaries and eliminate the tax advantages of combining HGP's current business operations with real estate finance.

"Although we were excited about the possibility of joining the two companies, we remain pleased with the strategic direction of our core business operations as demonstrated by our fourth quarter results," said HGP's Chairman, President and CEO, Gary J. Skoien. "Fourth quarter same-store sales for our outlet center portfolio substantially outperformed the outlet industry. In addition, occupancy for the fourth quarter and the year also increased." Mr. Skoien added, "We will continue to focus on maximizing the value of our shopping center portfolio."

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The majority owner of PCH is The Prime Group, Inc., a privately owned diversified real estate company led by Michael W. Reschke. Mr. Reschke is a Director and a significant shareholder of HGP. Gary J. Skoien, Chairman of the Board, President and Chief Executive Officer of HGP, is also an officer of The Prime Group, Inc. with responsibility for business interests that are not related to PCH.

Separately, the Board of Directors of Horizon Group Properties, Inc. has reviewed its prior decision to submit to its shareholders for a vote, an amendment to HGP's Charter to not elect REIT status for the Company and has determined to elect REIT status as originally contemplated.

Based in Chicago, Illinois, Horizon Group Properties, Inc. has 13 operating factory outlet centers and one power center in 11 states totaling more than
2.9 million square feet.

Safe Harbor Statement: The statements contained herein, which are not historical facts, are forward-looking statements based upon economic forecasts, budgets, and other factors which, by their nature, involve known risks, uncertainties and other factors which may cause the actual results, performance or achievements of Horizon Group Properties, Inc. to be materially different from any future results implied by such statements. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, competitive factors, interest rates and other risks inherent in the real estate business. For further information on factors which could impact the Company and the statements contained herein, reference is made to the Company's filings with the Securities and Exchange Commission.